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                                                                    EXHIBIT 99.1


                [HEALTH CARE PROPERTY INVESTORS, INC. LETTERHEAD]


NEWS RELEASE                                          Contact:  Kenneth B. Roath
------------                                          James G. Reynolds
                                                      949-221-0600; 888-604-1990

                      HEALTH CARE PROPERTY INVESTORS, INC.
                         ANNOUNCES COMPLETION OF MERGER
                      WITH AMERICAN HEALTH PROPERTIES, INC.
                        AND PREFERRED STOCK DIVIDENDS ON
                            SERIES C PREFERRED STOCK

NEWPORT BEACH, CALIFORNIA, November 4, 1999 -- Health Care Property Investors, Inc. (NYSE/HCP) announced that the merger of Health Care Property Investors and American Health Properties was completed today. Shareholders of Health Care Property Investors overwhelmingly approved the Company's merger with American Health Properties with 73 percent of outstanding shares and 98 percent of shares voted cast in favor of the transaction. The shareholders of American Health Properties approved the merger, with 61 percent of outstanding shares and 96 percent of shares voted cast in favor of the merger.

In connection with the merger, Health Care Property Investors Inc. issued 4,000,000 8.60% Series C Cumulative Redeemable Preferred Stock Depositary Shares (NYSE/HCP PrC) in exchange for American Health Properties, Inc.'s outstanding 8.60% Series B Cumulative Redeemable Preferred Stock Depositary Shares. Health Care Property Investors, Inc. reported that the Board of Directors declared a cash dividend of $0.5375 per share on the new Series C Preferred Stock Depositary Shares. This dividend will be paid on November 30, 1999 to shareholders of record of the Series C Preferred Stock Depositary Shares as of the close of business on November 15, 1999.

Following the November 30, 1999 dividend, the holders of the Series C Preferred Stock Depositary Shares will be entitled to receive dividends at the end of each calendar quarter, on the same schedule as HCPI's outstanding Series A and Series B Cumulative Preferred Stock. Therefore, the Board of Directors also declared a cash dividend of $0.179167 per share on the Series C Preferred Stock payable on December 31, 1999 to holders of record as of the close of business on December 15, 1999.

Health Care Property Investors, Inc. is a self-administered equity-oriented real estate investment trust (REIT) that invests in health care facilities throughout the United States. Health Care Property Investors is the nation's largest and most diversified health care REIT.

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The Company has 424 health care properties across 43 states. Properties include long term care facilities, acute care hospitals, rehabilitation hospitals, assisted living and congregate care facilities, medical office buildings and physician group practice clinics. Acquired properties are generally leased long term to established health care providers.